Filed Pursuant to Rule 424(b)(3)
Registration No. 333-212378

Prospectus Supplement No. 1

(to Prospectus dated April 7, 2018)

3,350,000 SHARES

CURRENCYSHARES® BRITISH POUND STERLING TRUST

This Prospectus Supplement No. 1 amends and supplements our prospectus dated April 7, 2018 (the “Prospectus”), and should be read in conjunction with, and must be delivered with, the Prospectus.

The CurrencyShares® British Pound Sterling Trust intends to change its name to “Invesco CurrencyShares® British Pound Sterling Trust” on or about June 4, 2018.

After the name change, the Trust’s CUSIP number also will change.

The Prospectus remains unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus.

The date of this Prospectus Supplement is May 4, 2018